Exhibit 99.1

TransDigm Completes Acquisition of Data Device Corporation

CLEVELAND, June 23, 2016 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) announced today that it has completed the acquisition of ILC Holdings, Inc., the parent company of Data Device Corporation ("DDC"), from Behrman Capital for a total purchase price of $1.0 billion in cash. TransDigm financed the acquisition with cash proceeds from the recently completed term loan and notes offerings.  The acquisition of DDC was previously announced on May 24, 2016.

DDC is a leading supplier of databus and power controls and related products that are used primarily in military avionics, commercial aerospace and space applications.  The company's core MIL-STD-1553 databus product line has a large installed base of systems worldwide that spans hundreds of unique military and commercial platforms.  DDC revenues are anticipated to be over $200 million for the fiscal year ending December 2016 with approximately 75% coming from the defense market and the remainder primarily from the commercial transport market.  Approximately 70% of revenue is derived from the aftermarket, with nearly all of the revenue from proprietary and sole source products. Approximately 45% of revenue is derived from customers outside of the United States.  The business employs 650 employees in its various locations worldwide.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate," or "continue" and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group's actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to failure to complete or successfully integrate the acquisition; that the acquired business does not perform in accordance with our expectations; and other factors. Further information regarding important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group's Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:     Liza Sabol
    Investor Relations
    (216) 706-2945
    ir@transdigm.com

2